Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Alex Miyamoto
Under Armour, Inc.
Tel: 410.454.6578

Financial Media:
Brian Williams
MWWGroup@Deutsch
Tel: 201.964.2407

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 30% TOP LINE GROWTH FOR THE SECOND QUARTER;

RAISES FULL YEAR 2008 OPERATING INCOME OUTLOOK

•	Second Quarter Net Revenues Increased 30.0% to $156.7 Million, Highlighted by Successful Launch of Performance Training Footwear

•	Second Quarter Diluted EPS of $0.03; First Half Diluted EPS of $0.09; Company’s Previous Outlook was $0.06 for the First Half

•	Company Reiterates 2008 Net Revenues Outlook of $765 Million to $775 Million (+26% to +28% over 2007)

•	Company Raises 2008 Income from Operations Outlook to $104.5 Million to $105.5 Million (+21% to +22% over 2007) from $103.5 Million to $104.5 Million

Baltimore, MD (July 29, 2008) – Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2008.

Net revenues increased 30.0% in the second quarter of 2008 to $156.7 million compared to net revenues of $120.5 million in the second quarter of 2007. Based on the seasonality of net revenues and the timing of marketing and other investments, the Company had previously indicated that earnings would be more heavily weighted to the back half of 2008 relative to 2007. Second quarter net income was $1.4 million compared to $5.7 million in the same period of 2007. Diluted earnings per share for the second quarter of 2008 was $0.03 on weighted average common shares outstanding of 49.8 million compared to $0.11 per share on weighted average common shares outstanding of 49.9 million in the second quarter of the prior year.

For the first six months of 2008, net revenues increased 28.2% to $314.0 million from $244.9 million in the prior year. These results were at the high-end of the Company’s previously provided outlook of 26% to 28% net revenue growth for the first half of the year. Diluted earnings per share for the first six months of 2008 was $0.09, compared to the Company’s previous outlook of $0.06 for the first half of the year.

“Our 30% net revenue growth in the quarter illustrates our ability to make the right investments in the Company to build significant growth platforms and execute our plan,” stated Kevin A.

Plank, Chairman and CEO of Under Armour, Inc. “The strength of our Brand, the commitment of our team, and our ability to introduce new and innovative products to today’s athlete keeps us excited each and every day about the opportunities for our Company.”

Mr. Plank continued, “On May 3rd, we entered the next chapter of our growth story with the launch of our Performance Training Footwear. We developed a product that met the specific needs of our athlete, successfully generated excitement in the marketplace and brought consumers to the Training category. The response to our Performance Trainer launch has been tremendous from both a consumer acceptance and retail sell-thru perspective. It is that success that gives us the confidence to enter the Running Footwear business in the first half of 2009. We are entering the category with great momentum from our Performance Trainer launch and are doing so with a strong point of view on what Under Armour will mean to runners.”

Apparel net revenues for the second quarter rose 10.3% to $96.2 million compared to $87.2 million in the same period of the prior year. As reported last quarter, the Company implemented a new warehouse management system in its distribution center in April 2008. Due to the systems switch, some customers elected to take shipments at the end of March that were originally planned for the beginning of April. This impacted apparel growth in the second quarter, which is typically the lowest apparel revenue quarter for the year. For the first six months of 2008, apparel net revenues increased 18.1%, and the Company remains comfortable with achieving over 20% growth in apparel for the full year. With the launch of Performance Training Footwear during the quarter, footwear revenues increased 128.8% to $46.0 million from $20.1 million in the second quarter of 2007.

Gross margin for the second quarter of 2008 was 45.3% compared to 49.0% in the prior year’s quarter. The decline in gross margin was primarily driven by the higher proportion of footwear sales in the quarter, which have lower gross margins than apparel. Footwear net revenues represented 29% of total net revenues in the second quarter of 2008 compared to 17% in the same period of the prior year. Selling, general and administrative expenses were 43.2% of net revenues in the second quarter of 2008 compared to 42.2% in the prior year. Marketing expense for the second quarter of 2008 was 14.4% of net revenues compared to 13.5% in the prior year’s period. The Company still expects to invest in marketing at the high-end of the range of 12% to 13% of net revenues for the full year.

Balance Sheet Highlights

Inventory totaled $183.9 million at June 30, 2008, compared to $166.1 million at December 31, 2007 and $128.8 million at June 30, 2007. As the Company had anticipated, the inventory growth rate in the second quarter of 2008 marked a deceleration from the inventory growth reported for the first quarter. Inventory in the second quarter of 2008 increased 42.8% year-over-year. Based on its inventory management strategy and supply chain initiatives, the Company continues to expect inventory to grow in-line with net revenues by the end of the third quarter and inventory to grow at a rate below net revenues by the end of the year. Cash and cash equivalents were $13.3 million at June 30, 2008 compared to $40.6 million at December 31, 2007 and $25.7 million at June 30, 2007. The Company had $5.0 million in borrowings outstanding under its $100 million revolving credit facility at June 30, 2008.

Outlook for 2008

As previously stated, the Company is targeting a 25% compounded annual growth rate in net revenues from 2007 to 2010. For 2008, the Company continues to expect annual net revenues in the range of $765 million to $775 million, an increase of 26% to 28% over 2007. However, based on the results in the second quarter, the Company is raising its 2008 income from operations outlook to $104.5 million to $105.5 million, an increase of 21% to 22% over 2007. The Company had previously estimated 2008 income from operations to be in the range of $103.5 million to $104.5 million.

With second half footwear shipments predominantly in the fourth quarter and continued strong growth anticipated in the Direct-to-Consumer channel, which is also most pronounced in the fourth quarter, net revenues for the third and fourth quarters of 2008 are expected to be relatively similar. Coupled with the timing of planned investments in the second half, fourth quarter earnings are expected to be the highest of the year as compared to 2007 when earnings peaked in the third quarter.

Mr. Plank concluded, “Under Armour is a growth company, and we remain excited about the enormous opportunities ahead. We expanded the breadth of our leadership team with the addition of David McCreight as President, successfully launched into non-cleated footwear, announced our entry into the Running Footwear business, and are seeing growth in our Women’s and Youth apparel businesses outpace Men’s with all categories on-track to hit full year projections. We are building a platform business with multiple growth levers and are setting the stage for continued growth in 2009 and beyond.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, July 29th, at 8:30 a.m. ET. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Six Months Ended June 30, 2008 and 2007

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 6/30/08	% of Net Revenues	Quarter Ended 6/30/07	% of Net Revenues	Six Months Ended 6/30/08	% of Net Revenues	Six Months Ended 6/30/07	% of Net Revenues
Net revenues	$156,677	100.0%	$120,531	100.0%	$314,019	100.0%	$244,860	100.0%
Cost of goods sold	85,773	54.7%	61,432	51.0%	168,280	53.6%	125,180	51.1%

Gross profit	70,904	45.3%	59,099	49.0%	145,739	46.4%	119,680	48.9%

Operating expenses
Selling, general and administrative expenses	67,630	43.2%	50,934	42.2%	138,166	44.0%	95,478	39.0%

Income from operations	3,274	2.1%	8,165	6.8%	7,573	2.4%	24,202	9.9%
Other income (expense), net	(786)	(0.5)%	1,500	1.2%	(276)	(0.1)%	2,194	0.9%

Income before income taxes	2,488	1.6%	9,665	8.0%	7,297	2.3%	26,396	10.8%
Provision for income taxes	1,113	0.7%	3,953	3.3%	3,052	0.9%	10,743	4.4%

Net income	$1,375	0.9%	$5,712	4.7%	$4,245	1.4%	$15,653	6.4%

Net income available per common share
Basic	$0.03		$0.12		$0.09		$0.33
Diluted	$0.03		$0.11		$0.09		$0.31

Weighted average common shares outstanding
Basic	48,528		47,975		48,470		47,797
Diluted	49,842		49,885		49,895		49,851

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 6/30/08	Quarter Ended 6/30/07	% Change	Six Months Ended 6/30/08	Six Months Ended 6/30/07	% Change
Men’s	$65,028	$61,014	6.6%	$147,149	$129,479	13.6%
Women’s	21,221	18,504	14.7%	54,782	43,194	26.8%
Youth	9,958	7,727	28.9%	23,464	18,218	28.8%

Total apparel	96,207	87,245	10.3%	225,395	190,891	18.1%
Footwear	45,966	20,089	128.8%	62,564	31,928	96.0%
Accessories	7,272	7,098	2.5%	13,368	12,372	8.1%

Total net sales	149,445	114,432	30.6%	301,327	235,191	28.1%
Licensing revenues	7,232	6,099	18.6%	12,692	9,669	31.3%

Total net revenues	$156,677	$120,531	30.0%	$314,019	$244,860	28.2%

Under Armour, Inc.

As of June 30, 2008, December 31, 2007 and June 30, 2007

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/08	As of 12/31/07	As of 6/30/07
Assets
Cash and cash equivalents	$13,325	$40,588	$25,676
Accounts receivable, net	102,659	93,515	83,088
Inventories	183,909	166,082	128,760
Prepaid expenses, income taxes receivable and other current assets	20,707	11,642	12,676
Deferred income taxes	12,599	10,418	11,343

Total current assets	333,199	322,245	261,543
Property and equipment, net	66,010	52,332	40,948
Intangible assets, net	5,697	6,470	7,242
Deferred income taxes	8,377	8,173	6,692
Other non-current assets	4,170	1,393	1,437

Total assets	$417,453	$390,613	$317,862

Liabilities and Stockholders’ Equity
Revolving credit facility	$5,000	$—	$—
Accounts payable and accrued expenses	86,402	91,123	74,552
Current maturities of long term debt	7,800	4,576	3,048
Deferred income taxes	474	—	—

Total current liabilities	99,676	95,699	77,600
Long term debt, net of current maturities	16,775	9,756	2,458
Other long term liabilities	10,151	4,673	2,533

Total liabilities	126,602	110,128	82,591
Total stockholders’ equity	290,851	280,485	235,271

Total liabilities and stockholders’ equity	$417,453	$390,613	$317,862